UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to Rule 14a-12
SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Sun Healthcare Group Acquisition Communication All-employee Email

Good afternoon,

Today, the company issued a press release announcing our entry into an agreement for the acquisition of Sun Healthcare Group, Inc. by Genesis HealthCare – a well-known, privately held and trusted provider of skilled nursing and rehabilitation services.

The purpose of this email is to provide you the opportunity of hearing about this event directly from me.

While news of this transaction may come as a surprise, we are welcoming it as an opportunity to strengthen our business lines and enhance our collective ability to focus on providing the highest quality patient care while meeting the current challenges facing our industry. The combined company will provide scale and resources to continue investment for the future.

In accordance with the agreement, Genesis will purchase the outstanding shares of the company’s common stock for $8.50 per share (cash), resulting in a combined, privately held company with annual revenues in excess of $4 billion with more than 420 total facilities and 75,000 employees.

We firmly believe the complimentary cultures and capabilities of these two companies will result in a merger that is positive for our residents, shareholders and the overwhelming majority of our 28,000 employees.

Since a transaction of this nature takes several months to complete, we do not expect it to close until the fall. In the meantime, both companies will be operating as separate companies while working together at the corporate level to plan a smooth transition for our residents, patients, employees and business associates alike.

Attached/included in this email are a copy of the official Press Release, a Frequently Asked Questions sheet and a call-in number (888-632-8973; replay code 94184568#) to a recording of this announcement (which is available for the next 7 days) – all of which are meant to answer your preliminary questions as consistently and accurately as possible. Should you have further questions, I encourage you to send an email to AskaQuestion@SunH.com.

While I know that this is a significant announcement, it’s important for us to remain focused on our primary responsibility as providers of quality healthcare – caring for our patients, residents and customers. We are committed to providing you with additional information over the coming months as we are able to do so. In the meantime, thank you all, for everything you do, every day – it matters.

Best Regards,

Bill

William Mathies

Chairman and CEO

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Additional Information and Where to Find It

In connection with the proposed merger, Sun will file a proxy statement and other relevant documents concerning the Merger with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to stockholders of Sun. Investors and stockholders of Sun are urged to read the definitive proxy statement and other relevant documents when they become available because they will contain important information about the Merger. Copies of these documents (when they become available) may be obtained free of charge by making a request to Sun’s Investor Relations Department either in writing to Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone to (505) 468-2341. In addition, documents filed with the SEC by Sun may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” on Sun’s website at www.sunh.com.

Sun and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Sun’s stockholders in respect of the transaction. Information concerning the ownership of Sun’s securities by Sun’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Sun’s proxy statement for its 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Information regarding Sun’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies in connection with the transaction, including their respective interests in the transaction by security holdings or otherwise, will be set forth in the definitive proxy statement concerning the transaction when it is filed with the SEC. Each of these documents is, or will be, available as described above.

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